Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/30/2019	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Andrea Abate, andrea.abate@us.mcd.com
McDONALD'S REPORTS FIRST QUARTER 2019 RESULTS
CHICAGO, IL - McDonald's Corporation today announced results for the first quarter ended March 31, 2019.
“We started the year strong with our 15th consecutive quarter of positive global comparable sales, reflecting continued broad-based momentum across each of our global segments,” said McDonald's President and Chief Executive Officer Steve Easterbrook. “We remain focused on running better restaurants and elevating the experience for our customers by providing convenience on their terms through delivery, Experience of the Future, and our evolving digital channels."
First quarter highlights:

•	Global comparable sales increased 5.4%, reflecting strong comparable sales across all segments.

•	Consolidated revenues decreased 4% (increased 2% in constant currencies), reflecting strong comparable sales, partly offset by the impact of the Company's strategic refranchising initiative.

•	Systemwide sales increased 6% in constant currencies.

•	Consolidated operating income decreased 2% (increased 3% in constant currencies).

•	Diluted earnings per share of $1.72 was flat with the prior year (increased 5% in constant currencies).

•	The Company returned $1.9 billion to shareholders through share repurchases and dividends.
In the U.S., first quarter comparable sales increased 4.5%, reflecting successful promotions, including the Bacon Event, the 2 for $5 Mix and Match deal, and Donut Sticks, as well as a net positive impact from our Experience of the Future deployment. Operating income for the quarter decreased 5%, reflecting lower gains on sales of restaurant businesses and lower Company-operated margin dollars, partly offset by higher franchised margin dollars and lower G&A costs.
In the International Operated segment, first quarter comparable sales increased 6.0%, reflecting positive results across all markets, primarily driven by the U.K. and France. The segment's operating income was flat (increased 8% in constant currencies). The constant currency increase was primarily due to sales-driven improvements in franchised margin dollars.
In the International Developmental Licensed segment, first quarter comparable sales increased 6.0%, reflecting positive sales performance across all geographic regions.
Steve Easterbrook concluded, “Two years into the Velocity Growth Plan, our sustained performance gives us confidence that our strategy is working, as more customers are experiencing a better McDonald’s every day. We remain focused on optimizing execution of the Plan, and our recent acquisition of Dynamic Yield further demonstrates our relentless determination to seize opportunities to unlock greater potential and position McDonald’s for long-term sustainable growth.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

Quarters Ended March 31,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$4,955.6	$5,138.9	(4)%	2%
Operating income	2,094.0	2,143.1	(2)	3
Net income	1,328.4	1,375.4	(3)	2
Earnings per share-diluted	$1.72	$1.72	0%	5%

Results for the quarter in constant currencies primarily reflected stronger operating performance due to an increase in sales-driven franchised margin dollars, partly offset by lower gains on sales of restaurant businesses, mostly in the U.S.
Results in 2019 included $47 million, or $0.06 per share, of additional income tax costs due to regulations issued in January 2019 related to the Tax Cuts and Jobs Act of 2017 ("Tax Act"). Results in 2018 included $52 million, or $0.07 per share, of additional income tax costs associated with adjustments to the provisional amounts recorded in December 2017 under the Tax Act.
Foreign currency translation had a negative impact of $0.09 on diluted earnings per share for the quarter.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets (currently, only Venezuela). Management generally identifies hyper-inflationary markets as those markets whose cumulative inflation rate over a three-year period exceeds 100%. Management believes that these exclusions more accurately reflect the underlying business trends. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as income tax provision adjustments related to the Tax Act, and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2019.
On February 25, 2019, the Company provided investors with segment summary financial information and other data in accordance with its new organizational structure for the previously reported years ended December 31, 2016 through 2018 and quarters ended March 31, 2018 through December 31, 2018, which is available at www.investor.mcdonalds.com.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on April 30, 2019. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with about 38,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on April 30, 2019. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2019	2018	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,240.5	$2,535.6	$(295.1)	(12)%
Revenues from franchised restaurants	2,715.1	2,603.3	111.8	4

TOTAL REVENUES	4,955.6	5,138.9	(183.3)	(4)

Operating costs and expenses
Company-operated restaurant expenses	1,886.2	2,130.9	(244.7)	(11)
Franchised restaurants-occupancy expenses	533.1	480.3	52.8	11
Selling, general & administrative expenses	499.1	533.1	(34.0)	(6)
Other operating (income) expense, net	(56.8)	(148.5)	91.7	62
Total operating costs and expenses	2,861.6	2,995.8	(134.2)	(4)

OPERATING INCOME	2,094.0	2,143.1	(49.1)	(2)

Interest expense	274.1	236.8	37.3	16
Nonoperating (income) expense, net	(11.4)	18.4	(29.8)	n/m

Income before provision for income taxes	1,831.3	1,887.9	(56.6)	(3)
Provision for income taxes	502.9	512.5	(9.6)	(2)

NET INCOME	$1,328.4	$1,375.4	$(47.0)	(3)%

EARNINGS PER SHARE-DILUTED	$1.72	$1.72	$—	0%

Weighted average shares outstanding-diluted	771.6	798.7	(27.1)	(3)%
n/m Not meaningful

4